Exhibit 99.1

Global Eagle Entertainment and flydubai Sign Groundbreaking Agreement to Deploy Fully-Integrated Inflight Entertainment and Connectivity (IFE&C) System

Los Angeles, Calif., (July 1, 2015) – Global Eagle Entertainment Inc. (“GEE”) (Nasdaq: ENT), a market-leading media and connectivity provider to the travel industry, today announced that it will equip Dubai-based airline flydubai's current and future fleet of Next-Generation Boeing 737-800 aircraft with GEE’s broadband AIRCONNECT satellite connectivity system.  The comprehensive agreement provides flydubai with a unique offering and technical capabilities that will continue to differentiate the airline from its peers.

The deployment on flydubai will be the industry’s first to provide a bundled solution of inflight connectivity, in-seat IFE content and a provision for operations data, all from a single provider.  GEE will also introduce a new capability, which updates the media content on the in-seat IFE system already in place on flydubai aircraft via the AIRCONNECT connectivity system.  This is expected to be the industry’s first use of broadband connectivity to routinely update the media content on embedded IFE systems.

flydubai is already a GEE customer for inflight media content, and this new agreement greatly expands the relationship between the two companies.  GEE’s integrated IFE&C solution will offer wifi-enabled internet connectivity, an extensive library of stored content, such as local and international movies and TV shows, and other media delivered to passenger’s handheld devices. GEE will support the generation of ancillary revenue through the sale of advertising and sponsorships, and will manage billing and payment processing.

“This is a ground-breaking opportunity for both companies and will provide flydubai with the industry’s broadest and most integrated inflight entertainment and connectivity solution.  GEE is excited to partner with one of the world’s most innovative airlines,” commented Dave Davis, CEO of GEE. “We’re eager to help flydubai further enhance its award-winning IFE&C strategy.”

“GEE’s solution, which we are deploying across our fleet, will bring a new level of connectivity to our passengers,” said Ghaith Al Ghaith, Chief Executive Officer, flydubai. “With an integrated inflight entertainment, connectivity and digital media system, we are able to provide the highest standards and latest innovations of inflight services to our passengers and enhance their onboard experience.”

About Global Eagle Entertainment

Global Eagle Entertainment Inc. (Nasdaq: ENT) is a worldwide provider of media content, technology, and connectivity solutions to the travel industry. Through the industry’s most comprehensive product and services platform, Global Eagle Entertainment provides airlines with a wide range of inflight solutions. These include Wi-Fi, movies, television, music, interactive software, as well as portable IFE solutions, content management services, e-commerce solutions and original content development.  Serving over 150 airlines worldwide, Global Eagle Entertainment delivers exceptional quality and value to its customers to help them achieve their passenger experience objectives.  The company’s headquarters are located in Los Angeles, California, with offices and teams located in North America, Asia, the Middle East, Europe, Africa, Oceania and South America.  Find out more at:  www.geemedia.com

Forward-Looking Statements

We make forward-looking statements in this press release. These forward-looking statements relate to expectations or forecasts for future events, including without limitation, our earnings, revenues, expenses or other future financial or business performance or strategies, or the impact of legal or regulatory matters on our business, results of operations or financial condition. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made, and should not be relied upon as representing our views as of any subsequent date. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation those risks and uncertainties described in our most recent annual report on Form 10-K, as amended, and subsequently filed reports on Form 10-Q, as amended. As a result, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact:

Kevin Trosian

Vice President, Corporate Development and Investor Relations

+1 310-740-8624

investor.relations@geemedia.com

pr@geemedia.com

About flydubai:

Dubai-based flydubai strives to remove barriers to travel and enhance connectivity between different cultures across its ever-expanding network. Since launching its operations in 2009, flydubai has:

•	Created a network of more than 90 destinations, with 23 new routes launched in 2014 and 17 added in 2015.

•	Opened up 56 new routes that did not previously have direct air links to Dubai or were not served by a UAE national carrier from Dubai.

•	Built up a fleet of 48 new aircraft and will take delivery of more than 100 aircraft by the end of 2023, all of which will be Boeing 737-800s.

In addition, flydubai’s agility and flexibility as a young airline has enhanced Dubai’s economic development, in line with the Government of Dubai’s vision, by creating trade and tourism flows in previously underserved markets.

For more information about flydubai services, please visit flydubai.com.

For further information, please contact:

Houda Al Kaissi, Public Relations Specialist; (+971) 56 683 0336

Email: houda.alkaissi@flydubai.com